EXHIBIT 2.12

     STOCK PURCHASE AND DEBT SETTLEMENT AGREEMENT

This Stock Purchase and Debt Settlement Agreement (the "Agreement"), entered into this 8th day of November 2001, is by, between, and among PayStar
Corporation, a Nevada corporation ("PayStar"); PayStar.com, Inc., a Nevada corporation ("PayStar.com"); and NIBG, LLC, a Utah limited liability company
(the "Creditor").

     RECITALS:

A.     PayStar.com owns and operates a number of Internet kiosks ("Internet
Kiosks") located throughout the United States.

B.     PayStar.com is a wholly owned subsidiary of PayStar.

C.     PayStar owes Creditor approximately $383,278 in principal amounts loaned to PayStar.com, which amounts, together with any interest thereon, are intended to be forgiven through this transaction.

D.     Creditor is willing to forgive such indebtedness in exchange for
550,000 shares of restricted common stock of PayStar.

NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions.

1.1     Common Stock shall mean the common stock, par value $.001, of PayStar.

1.2     Liability means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

1.5     Person means an individual, a partnership, a corporation, an association, a joint venture, a limited liability company or partnership, a trust, a joint stock company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.6     Registerable Securities shall mean the Shares issued
pursuant to subsection 2.1 of this Agreement (i) in respect of which the
Registration Statement has not been declared effective by the SEC; (ii) which have not been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the
Securities Act are met; or (iii) which have not been otherwise transferred to a holder who may trade such shares without restriction under the Securities
Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend.

1.7     Registration Rights Agreement shall mean the agreement
regarding the filing of the Registration Statement for the resale of the
Registerable Securities, entered into between PayStar and the Creditor on the closing date and annexed hereto as Exhibit "A."

1.8     Registration Statement shall mean a registration statement on Form SB-2 (if use of such form is then available to PayStar pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which PayStar then qualifies and which counsel for PayStar shall deem appropriate, and which form shall be available for the distribution and resale of the Registerable Securities to be registered thereunder in accordance with the provisions of this Agreement and the Registration Rights Agreement, and in accordance with the intended method of distribution of such securities), for the registration of the resale by Creditor of the Registerable Securities under the Securities Act.

1.9     SEC shall mean the Securities and Exchange Commission.

1.10     Shares mean the 550,000 shares of Common Stock to be issued to Creditor pursuant to subsection 2.1 hereof.

2.     Stock Purchase Transaction.

2.1     Issuance of Shares.  On and subject to the terms and conditions of this Agreement, PayStar shall issue the 550,000 Shares to the Creditor at closing.

2.2     Registration Rights.  Contemporaneous with the closing,
PayStar and the Creditor shall enter into the Registration Rights Agreement for the filing of a Registration Statement for the resale of the Registerable
Securities.

2.3     Debt Forgiveness.  In consideration for the receipt of the Shares,
Creditor shall forgive all principal and interest owed by PayStar.com, or
PayStar, to the Creditor in the principal amount of $383,278 and evidenced by one or more promissory notes (hereinafter the "Notes").  At closing Creditor shall deliver the original Notes to PayStar marked "cancelled."

2.4     Effective Closing Date.  The effective closing date of this
Agreement shall be September 30, 2001.

3.     Representations and Warranties of PayStar.  PayStar represents and warrants to Creditor as set forth below.  These representations and warranties are made as an inducement for Creditor to enter into this Agreement and, but for the making of such representations and warranties and their accuracy,
Creditor would not be a party hereto or thereto.

3.1     Organization and Good Standing.  PayStar is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

3.2     Performance of This Agreement.  The execution and performance of this
Agreement and the Registration Rights Agreement, and the transaction contemplated hereby and thereby have been authorized by the board of directors of PayStar.

3.3     Legality of Securities to be Issued.  The Shares to be issued pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by PayStar and will be fully paid and nonassessable.

3.4     Accuracy of All Statements Made by PayStar.  No
representation or warranty by PayStar in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by
PayStar pursuant to this Agreement, nor any document or certificate delivered to Creditor pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

4.     Representations and Warranties of PayStar.com.  PayStar.com represents and warrants to Creditor as set forth below.  These representations and warranties are made as an inducement for Creditor to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Creditor would not be parties hereto or thereto.

4.1     Organization and Authority.  PayStar.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

4.2     Performance of This Agreement.  The execution and
performance of this Agreement and the Registration Rights Agreement, and the
transaction contemplated hereby and thereby have been authorized by the board of directors of PayStar.com.

4.3     Accuracy of All Statements Made by PayStar.com.  No
representation or warranty by PayStar.com in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of PayStar.com pursuant to this Agreement, nor any document or certificate delivered to Creditor by PayStar.com pursuant to this
Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

5.     Representations and Warranties of Creditor.  Creditor represents and warrants to PayStar and PayStar.com as set forth below.  These representations and warranties are made as an inducement for PayStar and PayStar.com to enter into this Agreement, and, but for the making of such representations and warranties and their accuracy, neither PayStar nor PayStar.com would be a party hereto.

5.1     Organization and Good Standing.  Creditor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah with full power and authority to enter into and perform the transactions contemplated by this Agreement.

5.2     Performance of This Agreement.  The execution and performance of this
Agreement, and the transaction contemplated hereby have been authorized by the managing body of Creditor.

5.3     Notes.  The Notes represent valid obligations of amounts owed by
PayStar.com to Creditor.  Creditor is the sole owner of the Notes and has not, in whole or in part, directly or indirectly, assigned, pledged, hypothecated, or otherwise encumbered the Notes, or any interest therein.

5.4     Accuracy of All Statements Made by Creditor.  No representation or warranty by Creditor to PayStar or PayStar.com in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by Creditor to PayStar or PayStar.com pursuant to this Agreement, nor any document or certificate delivered to PayStar or PayStar.com pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

6.     Covenants of the Parties.

6.1     No Covenant as to Tax or Accounting Consequences.  It is expressly understood and agreed that neither PayStar or PayStar.com, nor their officers, agents, accountants, or legal counsel has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

6.2     Indemnification.  PayStar and PayStar.com, jointly and severally, shall indemnify Creditor for any loss, cost, expense, or other damage
(including, without limitation, attorneys' fees and expenses) suffered by
Creditor resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, warranty, or covenant made by
PayStar or PayStar.com herein.  Creditor shall indemnify and hold PayStar and
PayStar.com, jointly and severally, harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Creditor herein, and any claims arising from the operations of Creditor prior to the closing date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party, for a period of one year from the closing date of this Agreement.

6.3     Publicity.  The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

6.4     Expenses.  Each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this
Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

6.5     No Finder's Fees.  No broker, finder, or similar agent has been employed by or on behalf of any party hereto in connection with this Agreement or the transactions contemplated hereby, and such parties have not entered into any agreement or understanding of any kind with any Person for the payment of, and shall not be required to pay, any brokerage commission, finder's fee, or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

6.6     Further Actions.  Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

7.     Conditions Precedent to Creditor's Obligations.  Each and every obligation of Creditor to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

7.1     Truth of Representations and Warranties.  The representations and warranties made PayStar and PayStar.com in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

7.2     Performance of Obligations and Covenants. PayStar and PayStar.com
shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the closing.

7.3     Officer's Certificate. Creditor shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to Creditor), executed by the respective presidents or chairmen of PayStar and PayStar.com, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

7.4     No Litigation or Proceedings.  There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

8.     Conditions Precedent to Obligations of PayStar and PayStar.com.  Each
and every obligation of PayStar and PayStar.com to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

8.1     Truth of Representations and Warranties.  The representations and warranties made by Creditor in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

8.2     Performance of Obligations and Covenants.  Creditor shall have performed and complied with all obligations and covenants required by this
Agreement to be performed or complied with by it prior to or at the closing.

8.3     Officer's Certificates. PayStar and PayStar.com shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to PayStar and PayStar.com), executed by an executive officer of Creditor, certifying to the fulfillment of the conditions specified in subsections 8.1 and 8.2 hereof.

8.4     No Litigation or Proceedings.  There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

9.     Securities Law Provisions.  At closing Creditor shall deliver to
PayStar a subscription agreement, as provided by PayStar, containing appropriate representations concerning the restricted nature of the securities to be issued to it, the non-distributive intent of the recipient of the securities, and other provisions to reasonably satisfy the non-public, unregistered nature of the transaction.

10.     Closing.

10.1     Time and Place.  The closing of this transaction ("closing") shall take place at the offices of PayStar, 1110 West Kettleman Lane, Suite 48,
Lodi, CA  95240, at 11:30 a.m., November 8, 2001, or at such other time and place as the parties hereto shall agree upon.  Such date is referred to in this Agreement as the "closing date."

10.2     Documents To Be Delivered by PayStar.com. At the closing
PayStar.com shall deliver to Creditor the following documents:

a.     The certificate required pursuant to subsection 7.3 hereof.

b.     Such other documents of transfer, certificates of
authority, and other documents as Creditor may reasonably request.

10.3     Documents To Be Delivered by PayStar.  At the closing PayStar shall deliver to Creditor the following documents:

a.     A stock certificate representing the Shares issued in the name of the Creditor.

b.     The Registration Rights Agreement executed by PayStar.

c.     The certificate required pursuant to subsection 7.3 hereof.

d.     Such other documents of transfer, certificates of authority, and other documents as Seller may reasonably request.

10.4     Documents To Be Delivered by Creditor.  At closing the
Creditor shall deliver to PayStar and PayStar.com, as applicable, the following documents:

a.     The cancelled Notes as required pursuant to subsection 2.5 hereof.

b.     The Registration Rights Agreement executed by the Creditor.
c.     The certificate required pursuant to subsection 8.3 hereof.

d.     The subscription agreement required pursuant to Section 9 hereof.

e.     Such other documents as PayStar or PayStar.com may reasonably request.

11.     Termination.  This Agreement may be terminated by PayStar and
PayStar.com on the one hand, or by the Creditor on the other, by notice to the others if, (i) at any time prior to the closing date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on November 30, 2001, if the closing shall not have occurred.  Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

12.     Miscellaneous.

12.1     Notices.  All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

PayStar or PayStar.com:            Harry T. Martin, CFO
                                   1110 West Kettleman Lane Suite 48
                                   Lodi, CA  95240

with copy to:                      Ronald N. Vance
                                   Attorney at Law
                                   57 West 200 South Suite 310
                                   Salt Lake City, UT  84101

Creditor:                          228 Lakeview Drive
                                   Coeur d'Alene, ID 83814

12.2     Default.  Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

12.3     Assignment.  This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.
12.4     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

12.5     Partial Invalidity.  If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this
Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

12.6     Entire Agreement.  This Agreement constitutes the entire
understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

12.7     Interpretation of Agreement.  This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

12.8     Survival of Covenants, Etc.  All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

12.9     Amendment.  This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

12.10     Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this
Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.  If Creditor has refused the benefit of counsel, it understands and acknowledges that neither it nor any officer, director, or affiliate has not been represented in this transaction, directly or indirectly, by counsel for PayStar or PayStar.com.

12.11     Headings.  The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

12.12     Counterparts.  This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

12.13     Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of California without regard to conflict of law principles and will be binding upon and shall inure to the benefit of the parties and their successors and assigns.

12.14     Exhibits. As set forth in this Agreement, there is attached hereto, or delivered herewith, the following Exhibit, which is incorporated herein by this reference and expressly made a part hereof.

               Exhibit          Description
               "A"          Registration Rights Agreement

IN WITNESS WHEREOF, the parties hereto executed the foregoing Stock Purchase and Debt Settlement Agreement the day and year first above written.

PAYSTAR:                              PayStar Corporation

By
     /s/ William D. Yotty, CEO

PAYSTAR.COM:                          PayStar.com, Inc.

By
     /s/ Don McNely, President

CREDITOR:                              NIBG, LLC

By
     /s/ Michele Howell, Managing Member